Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Warrants to Purchase Common Stock

At a Purchase Price of $1.00 Per Warrant

by

SUMMER INFANT, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL

EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 5, 2007, UNLESS SUMMER INFANT, INC. EXTENDS THE OFFER

October 9, 2007

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated October 9, 2007, and the Letter of Transmittal, in connection with the Offer by Summer Infant, Inc., a Delaware corporation (“Summer”), to purchase all of its outstanding common stock purchase warrants, exercisable at $5.00 per share (the “Warrants”). Pursuant to the Offer to Purchase and the Letter of Transmittal, which together (as each may be amended and supplemented from time to time) constitute the Offer, Summer will purchase all Warrants at a price of $1.00 per Warrant (the “Purchase Price”) that are properly tendered and not properly withdrawn pursuant to the terms of the Offer, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase.

All Warrants properly tendered before the Expiration Date (as specified in Section 2 under “The Tender Offer” section of the Offer to Purchase) and not properly withdrawn will be purchased by Summer at the Purchase Price, net to the seller in cash, without interest, upon the terms and subject to the conditions of the Offer. All Warrants that Summer does not accept for purchase will be returned at Summer’s expense to the warrant holders that tendered such Warrants promptly after the Expiration Date.

We are the owner of record of Warrants held for your account. As such, we are the only ones who can tender your Warrants, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only. You cannot use the Letter of Transmittal to tender Warrants we hold for your account. The Letter of Transmittal must be completed and executed by us, according to your instructions.

PLEASE INSTRUCT US AS TO WHETHER YOU WISH US TO TENDER, ON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER, ANY OR ALL OF THE WARRANTS WE HOLD FOR YOUR ACCOUNT, BY COMPLETING AND SIGNING THE INSTRUCTION FORM ENCLOSED HEREIN.

Please note carefully the following:

1.	You may tender Warrants at the price of $1.00 per Warrant as indicated in the enclosed Instruction Form, net to you in cash, without interest.

2.	The Offer is not conditioned upon any minimum number of Warrants being tendered. The Offer is, however, subject to certain customary conditions set forth in Section 5 under “The Tender Offer” section of the Offer to Purchase, which you should read carefully.

3.	The Offer and the withdrawal rights will expire at 5:00 P.M., New York City time, on November 5, 2007, unless Summer extends the Offer.

4.	The Offer is for 18,400,000 Warrants, assuming separation of all remaining outstanding Units of Summer, which constitutes 100% of Summer’s outstanding Warrants.

5.	Tendering warrant holders who are registered warrant holders or who tender their Warrants directly to Summer will not be obligated to pay any brokerage commissions or fees, solicitation fees, or (except as set forth in the Offer to Purchase and the Letter of Transmittal) stock transfer taxes on Summer’s purchase of Warrants under the Offer.

6.	The Board of Directors of Summer has approved the tender offer. However, neither Summer nor its Board of Directors makes any recommendation to warrant holders as to whether to tender or refrain from tendering their Warrants. Summer’s directors and executive officers whom own Warrants are entitled to participate in the Offer on the same terms as all other warrant holders.

If you wish to have us tender any or all of your Warrants, please instruct us to that effect by completing, executing, and returning to us the enclosed Instruction Form. A pre-addressed envelope is enclosed for your convenience. If you authorize us to tender your Warrants, we will tender all of the Warrants that we hold beneficially for your account unless you specify otherwise on the enclosed Instruction Form.

Please forward your completed Instruction Form to us in a timely manner to give us ample time to permit us to submit the tender on your behalf before the Expiration Date of the Offer. The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on November 5, 2007 unless Summer extends the Offer.

The Offer is being made solely under the Offer to Purchase and the Letter of Transmittal and is being made to all record holders of Warrants. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Warrants residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

YOUR PROMPT ACTION IS REQUESTED. PLEASE FORWARD YOUR COMPLETED INSTRUCTION FORM TO US IN AMPLE TIME TO PERMIT US TO SUBMIT THE TENDER ON YOUR BEHALF BEFORE THE EXPIRATION OF THE OFFER.

Instruction Form with Respect

to

SUMMER INFANT, INC.

Offer to Purchase for Cash

All Outstanding Warrants to Purchase Common Stock

At a Purchase Price of $1.00 Per Warrant

The undersigned acknowledge(s) receipt of your letter in connection with the Offer by Summer Infant, Inc., a Delaware corporation (“Summer”), to purchase all of its outstanding warrants to purchase common stock, exercisable at $5.00 per share (the “Warrants”), at a price of $1.00 per Warrant (the “Purchase Price”), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase, dated October 9, 2007 and the Letter of Transmittal, which together (as each may be amended and supplemented from time to time) constitute the Offer.

The undersigned understands that Summer will, upon the terms and subject to the conditions of the Offer, purchase the Warrants properly tendered and not properly withdrawn under the Offer, at the Purchase Price, net to the seller in cash, without interest, upon the terms and subject to the conditions of the Offer. All warrants that Summer does not accept for purchase will be returned at Summer’s expense to the warrant holders that tendered such Warrants promptly after the Expiration Date.

The undersigned hereby instruct(s) you to tender to Summer the number of Warrants indicated below or, if no number is indicated, all Warrants you hold for the account of the undersigned, in accordance with the terms and subject to the conditions of the Offer.

NUMBER OF WARRANTS TO BE TENDERED BY YOU FOR THE ACCOUNT OF THE UNDERSIGNED:                      WARRANTS*

*	Unless you indicate otherwise, we will assume that you are instructing us to tender all of the Warrants held by us for your account.

Signature

Name:

Account Number:

Address: